Exhibit 10.1

August 18, 2023

Kim Drapkin

Via Electronic Delivery

Dear Kim:

It is my great pleasure to present this offer letter to you to join Graphite Bio, Inc. (the “Company”) as our Chief Executive Officer. The entire board of directors of the Company (the “Board”) and I are very excited to have you as a member of the Graphite Bio team. Your experiences and accomplishments are consistent with the impact we hope to have at Graphite Bio on science and on patients, and we look forward to your many contributions to the Company.

1. Position. Your initial title will be Chief Executive Officer, and you will initially report to the Board. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Base Salary. The Company will pay you a starting salary at the rate of $550,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Severance Benefits. In the event your employment with the Company is terminated for any reason, the Company shall pay or provide you with any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, accrued but unused vacation or leave entitlement, and any vested benefits you may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan (collectively, the “Accrued Benefits”), within the time required by law but in no event more than sixty (60) days after the Date of Termination. For the avoidance of doubt, you will not be eligible to participate in the Company’s Executive Severance Plan.

(a) Termination Following a Strategic Transaction. In the event a termination of your employment by the Company other than for Cause or death occurs upon or at any time within twelve (12) months after the closing of a Strategic Transaction, then in addition to the Accrued Benefits, subject to your execution and non-revocation of a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non-disparagement and reaffirmation of your PIIA (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release, but in no event more than sixty (60) days after the Date of Termination, the Company shall pay you a lump sum amount equal to $400,000 plus, in the event a definitive agreement to effect a Strategic Transaction is executed within three months of the date hereof, an additional amount equal to $200,000, in each case subject to applicable deductions and withholdings, within sixty (60) days after the Date of Termination.

(b) Termination in Connection with a Liquidation Event. In the event a termination of your employment by the Company other than for Cause or death occurs at any time within 12 months after the Board has approved a plan of dissolution under Delaware law, then in addition to the Accrued Benefits, subject to your execution and non-revocation of a Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within the time period set forth in the Separation Agreement and Release, but in no event more than sixty (60) days after the Date of Termination, the Company shall pay you a lump sum amount equal to $350,000, subject to applicable deductions and withholdings, within sixty (60) days after the Date of Termination.

(c) Definitions.

“Date of Termination” shall mean the date that your employment with the Company (or any successor) ends, which date shall be specified in a notice of termination. Notwithstanding the foregoing, your employment shall not be deemed to have been terminated solely as a result of your becoming an employee of any direct or indirect successor to the business or assets of the Company.

“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events: (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets; (ii) your material breach of any agreement between you and the Company; (iii) your material failure to comply with the Company’s written policies or rules; (iv) your gross negligence or willful misconduct in connection with your performance of your duties to the Company; your continuing failure to perform assigned duties after receiving written notification of the failure from the Company and, if curable, a period of thirty (30) days to cure such failure; (vi) your conviction of, indictment for or plea of nolo contendere to a felony or a crime involving moral turpitude; or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Strategic Transaction” shall mean (i) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (ii) the sale of all or substantially all of the stock or assets of the Company to an unrelated person, entity or group thereof acting in concert, (iii) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company, or (iv) any so-called “reverse merger” transaction in which the Company effects a business combination with an entity that is not a publicly traded or listed entity and a result of which, the Company remains a publicly traded entity with the equity holders of the other entity owning a substantial portion of the outststanding equity of the ongoing public entity.

8. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”), a copy of which is attached hereto as Exhibit A.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a member of the Board.

10. Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Boston, Massachusetts, in connection with any Dispute or any claim related to any Dispute.

12. Conditions of Offer. As with all employees, the Company’s offer of employment to you is also conditioned on your submission of satisfactory proof of your identity and your legal authorization to work in the United States and, if requested, your completion of a standard background check to the satisfaction of the Company. This offer is also conditioned on you signing and returning this agreement and the Proprietary Information and Inventions Agreement to the Company by close of business on August 21, 2023 and your starting work with the Company on or before August 21, 2023.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 21, 2023. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on a date to be agreed upon by you and the Board (the “Start Date”).

I very much look forward to receiving your signed offer letter. Most importantly, I look forward to partnering with you to build an outstanding company that will transform science and medicine and profoundly alter the lives of our patients and their families.

Sincerely,

Graphite Bio, Inc.

By: /s/ Perry Karsen

Title: Chairperson of the Board of Directors

I have read and accept this employment offer:

/s/ Kimberlee Drapkin

Signature of Employee

Dated: 8/23/2023

ATTACHMENT A TO EXECUTIVE EMPLOYMENT AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

(attached)